Exhibit 99.1

News Release

Media Contacts:	Ron Rogers	Investor Contacts:	Carol Ferguson
	(908) 423-6449		(908) 423-4465

	Steve Cragle		Justin Holko
	(908) 423-3461		(908) 423-5088

Merck Announces Full-Year and Fourth-Quarter 2012 Financial Results

•                  2012 Full-Year Non-GAAP EPS of $3.82, Excluding Certain Items; GAAP EPS of $2.16; Fourth-Quarter Non-GAAP EPS of $0.83, Excluding Certain Items; GAAP EPS of $0.46

•                  2012 Full-Year Worldwide Sales Were $47.3 Billion, a Decrease of 2 Percent, Including a 3 Percent Unfavorable Impact from Foreign Exchange; Fourth-Quarter Worldwide Sales Were $11.7 Billion, a Decline of 5 Percent, Including a 2 Percent Unfavorable Impact from Foreign Exchange

•                  Full-Year and Fourth-Quarter Double-Digit Global Sales Growth for JANUVIA, JANUMET, GARDASIL, VICTRELIS and ZOSTAVAX Offset the Decline in SINGULAIR Sales Following Patent Expiry in the United States

•                  Provides Update on Odanacatib Program; Now Anticipates Filing in 2014

•                  2013 Full-Year Non-GAAP EPS Target of $3.60 to $3.70, Excluding Certain Items; GAAP EPS Range of $2.03 to $2.26

WHITEHOUSE STATION, N.J., Feb. 1, 2013 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter and full year of 2012.

$ in millions, except EPS amounts	Fourth Quarter 2012	Fourth Quarter 2011	Year Ended Dec. 31, 2012	Year Ended Dec. 31, 2011
Sales	$11,738	$12,294	$47,267	$48,047
GAAP EPS	0.46	0.49	2.16	2.02
Non-GAAP EPS that excludes items listed below[1]	0.83	0.97	3.82	3.77
GAAP Net Income[2]	1,401	1,512	6,661	6,272
Non-GAAP Net Income that excludes items listed below[1,2]	2,540	2,978	11,743	11,697

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the fourth quarter of $0.83 and $3.82 for the full year of 2012 exclude acquisition-related costs and restructuring costs.

1                   Merck is providing certain 2012 and 2011 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.  For a description of the items, see Tables 2a and 2b, including the related footnotes, attached to this release.

2                   Net income attributable to Merck & Co., Inc.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2012	2011	Dec. 31, 2012	Dec. 31, 2011
EPS
GAAP EPS	$0.46	$0.49	$2.16	$2.02
Difference[3]	0.37	0.48	1.66	1.75
Non-GAAP EPS that excludes items listed below[1]	$0.83	$0.97	$3.82	$3.77

Net Income
GAAP net income[2]	$1,401	$1,512	$6,661	$6,272
Difference	1,139	1,466	5,082	5,425
Non-GAAP net income that excludes items listed below[1,2]	$2,540	$2,978	$11,743	$11,697

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition-related costs[4]	$1,298	$1,479	$5,344	$5,939
Restructuring costs	254	692	999	1,911
Arbitration settlement charge	—	—	—	500
Other[5]	—	6	—	(258)
Net decrease (increase) in income before taxes	1,552	2,177	6,343	8,092
Income tax (benefit) expense[6]	(413)	(711)	(1,261)	(2,667)
Decrease (increase) in net income	$1,139	$1,466	$5,082	$5,425

“Merck overcame significant challenges last year and delivered strong results in 2012 by successfully growing our businesses, expanding geographically and reducing our expenses. As we begin 2013, we are well-positioned to further execute on our business strategy,” said Kenneth C. Frazier, chairman and chief executive officer of Merck.  “We remain committed to investing for future growth and innovation to deliver value over the long term.  Merck is rapidly advancing many compounds that are potentially first-in-class or best-in-class.  Additionally, we will continue to pursue external opportunities that have the potential to deliver value to the company and its shareholders.”

Select Revenue Highlights

Full-year 2012 worldwide sales were $47.3 billion, a decrease of 2 percent, which includes a 3 percent negative impact from foreign exchange, compared to full-year 2011. Worldwide sales were $11.7 billion for the fourth quarter of 2012, a decrease of 5 percent, which includes a 2 percent negative impact from foreign exchange compared with the fourth quarter of

3                   Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4                   Includes expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges.  Also includes integration and other costs associated with mergers and acquisitions.

5                   Amount for full-year 2011 includes a gain on the divestiture of the company’s interest in the Johnson & Johnson°Merck Consumer Pharmaceuticals Company joint venture and a gain on the sale of certain manufacturing facilities and related assets.

6                   Includes an estimated income tax (benefit) expense on the reconciling items.  In addition, the full year amount for 2011 includes the net favorable impact of approximately $700 million relating to the settlement of a federal income tax audit, as well as $270 million of net tax benefits from changes in tax rates that resulted in a reduction of deferred tax liabilities on intangibles established in purchase accounting.

2011.  Strong sales growth of key products helped offset the impact of the August 2012 loss of market exclusivity for SINGULAIR (montelukast sodium) in the United States.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health and consumer care products.

$ in millions	Fourth Quarter 2012	Fourth Quarter 2011	Change	Year Ended Dec. 31, 2012	Year Ended Dec. 31, 2011	Change
Total Sales	$11,738	$12,294	-5%	$47,267	$48,047	-2%
Pharmaceutical	10,085	10,755	-6%	40,601	41,289	-2%
JANUVIA	1,134	960	18%	4,086	3,324	23%
SINGULAIR	480	1,461	-67%	3,853	5,479	-30%
ZETIA	676	640	6%	2,567	2,428	6%
REMICADE	549	511	8%	2,076	2,667	-22%
VYTORIN	435	475	-8%	1,747	1,882	-7%
JANUMET	452	386	17%	1,659	1,363	22%
GARDASIL	442	274	61%	1,631	1,209	35%
ISENTRESS	381	387	-2%	1,515	1,359	11%
COZAAR/HYZAAR	315	427	-26%	1,284	1,663	-23%
PROQUAD, M-M-R II and VARIVAX	306	276	11%	1,273	1,202	6%
Animal Health	898	868	3%	3,399	3,253	4%
Consumer Care	395	361	9%	1,952	1,840	6%
Other Revenues	360	310	16%	1,315	1,666	-21%

Pharmaceutical Revenue Performance

Fourth-quarter pharmaceutical sales declined 6 percent to $10.1 billion, including a 1 percent negative impact due to foreign exchange.  Strong sales growth for JANUVIA (sitagliptin), GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant], ZOSTAVAX (zoster vaccine live) and JANUMET (sitagliptin/metformin hydrochloride) partially offset the expected declines in sales of SINGULAIR, COZAAR (losartan potassium) and HYZAAR (losartan potassium and hydrochlorothiazide).

Full-year pharmaceutical sales declined 2 percent to $40.6 billion, including a 3 percent negative impact due to foreign exchange.

Sales from emerging markets grew 9 percent and accounted for approximately 20 percent of pharmaceutical sales in the fourth quarter.  Sales growth in the emerging markets is being driven by vaccines, primary care, women’s health and diversified brands.  China continues to be a key driver with 35 percent growth for the fourth quarter, including a 3 percent benefit from foreign exchange.

Worldwide sales of the combined diabetes franchise of JANUVIA/JANUMET, medicines that help lower blood sugar levels in adults with type 2 diabetes, grew 18 percent to $1.6 billion in the fourth quarter of 2012 primarily driven by growth in the United States and Japan.  The combined franchise had sales of $5.7 billion for the full year of 2012, an increase of 23 percent.

Worldwide sales of SINGULAIR, a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, declined 67 percent to $480 million in the fourth quarter.  SINGULAIR sales declined $932 million, or 97 percent, in the United States in the fourth quarter.  Full-year 2012 worldwide sales for SINGULAIR were $3.9 billion, a 30 percent decrease compared to the prior year.  The patent for SINGULAIR expired in the United States on Aug. 3, 2012, and will expire in major European markets later this month.  The company continues to experience a significant and rapid reduction in sales in the United States and expects a similar decline in Europe following patent expiry there.  SINGULAIR will retain marketing exclusivity in Japan until 2016.

Sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, were $1.1 billion in the fourth quarter, comparable to the prior year, driven by global growth of ZETIA that was offset by lower sales of VYTORIN.  The combined ZETIA/VYTORIN franchise had sales of $4.3 billion for the full year of 2012, comparable to the prior year.

Combined sales of REMICADE (infliximab) and SIMPONI (golimumab), treatments for inflammatory diseases, increased 13 percent to $645 million for the fourth quarter of 2012.  The combined sales grew 18 percent excluding foreign exchange.  Global combined sales for the full year decreased 18 percent over the prior year.  In Europe, Russia and Turkey, where Merck retained exclusive marketing rights, the combined sales of REMICADE and SIMPONI increased 2 percent for the full year of 2012 or 10 percent excluding foreign exchange.  In July 2011, the company transferred exclusive marketing rights for REMICADE and SIMPONI to Johnson & Johnson in Canada, Central and South America, the Middle East, Africa and Asia Pacific.

Sales recorded by Merck for GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), increased 61 percent to $442 million for the fourth quarter driven by higher sales in the United States, reflecting continued strong uptake in males and higher public sector purchases, as well as favorable performance in Japan and the emerging markets.  Worldwide sales of GARDASIL recorded by Merck for the year were $1.6 billion, a 35 percent increase compared to the prior year.

ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, decreased 2 percent to $381 million in the fourth quarter.  ISENTRESS sales in the United States grew 11 percent in the fourth quarter. Global sales of ISENTRESS for the full year of 2012 were $1.5 billion, an 11 percent increase compared to 2011.

Global sales of Merck’s antihypertensive medicines COZAAR and HYZAAR declined 26 percent to $315 million in the fourth quarter and 23 percent to $1.3 billion for the full year of 2012 due to the loss of market exclusivity in major markets in prior years.

Sales of ZOSTAVAX, a vaccine for the prevention of herpes zoster, grew to $225 million in the fourth quarter compared to $78 million in the prior year, driven by a positive response to supply availability and increased promotional efforts in the United States.  Global sales for the full year of 2012 were $651 million.

Sales of VICTRELIS (boceprevir), the company’s oral hepatitis C virus protease inhibitor, grew to $115 million in the quarter versus $87 million last year as the product continues to launch.  Global sales for the full year of 2012 were $502 million.  VICTRELIS is approved in 69 countries and has launched in 34 of those markets.

Animal Health Revenue Performance

Merck Animal Health sales totaled $898 million for the fourth quarter of 2012, a 3 percent increase compared with the same period last year, including a 3 percent negative impact due to foreign exchange.  Growth was seen across major species, particularly cattle and poultry.

Animal Health global sales for the full year of 2012 were $3.4 billion, a 4 percent increase compared with the prior year, including a 5 percent negative impact due to foreign exchange.

Consumer Care Revenue Performance

Fourth-quarter global sales of Consumer Care were $395 million, an increase of 9 percent compared to the fourth quarter of 2011.  This increase was primarily driven by CLARITIN, COPPERTONE and the DR. SCHOLL’S footcare line.  Full-year 2012 global sales were $2.0 billion, a 6 percent increase compared to full-year 2011, including a 1 percent negative impact due to foreign exchange.

Last week, the U.S. Food and Drug Administration (FDA) approved OXYTROL FOR WOMEN (oxybutynin transdermal system), the first and only over-the-counter treatment for overactive bladder in women.  Merck anticipates that OXYTROL FOR WOMEN will be available to customers in fall 2013.

Other Revenue Performance

Other revenues — primarily comprised of alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — increased 16 percent to $360 million in the fourth quarter and decreased 21 percent to $1.3 billion for the full year of 2012.  The full-year decline was driven largely by lower revenue from AstraZeneca LP (AZLP) recorded by Merck, which declined 23 percent to $915 million, as well as by lower third-party manufacturing sales.

Fourth-Quarter and Full-Year Expense and Other Information

The costs detailed below totaled $10.0 billion on a GAAP basis during the fourth quarter of 2012 and include $1.6 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[1]
Fourth Quarter 2012
Materials and production	$4,160	$1,185	$40	—	$2,935
Marketing and administrative	3,390	89	20	—	3,281
Research and development	2,224	24	3	—	2,197
Restructuring costs	191	—	191	—	—

Fourth Quarter 2011
Materials and production	$4,176	$1,212	$68	$7	$2,889
Marketing and administrative	3,704	86	42	—	3,576
Research and development	2,419	244	49	—	2,126
Restructuring costs	533	—	533	—	—

The costs detailed below totaled $38.1 billion on a GAAP basis for full-year 2012 and include $6.3 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[1]
Year Ended Dec. 31, 2012
Materials and production	$16,446	$4,872	$188	—	$11,386
Marketing and administrative	12,776	272	90	—	12,414
Research and development	8,168	200	57	—	7,911
Restructuring costs	664	—	664	—	—

Year Ended Dec. 31, 2011
Materials and production	$16,871	$5,137	$348	$7	$11,379
Marketing and administrative	13,733	278	119	—	13,336
Research and development	8,467	587	138	—	7,742
Restructuring costs	1,306	—	1,306	—	—

The gross margin was 64.6 percent for the fourth quarter of 2012 and 66.0 percent for the fourth quarter of 2011, reflecting 10.4 and 10.5 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above.  The non-GAAP gross margin decline primarily reflects the impact of the SINGULAIR patent expiry in the United States.

Marketing and administrative expenses, on a non-GAAP basis, were $3.3 billion in the fourth quarter of 2012, a decrease from $3.6 billion in the fourth quarter of 2011.  The decrease was primarily due to productivity measures and the beneficial impact of foreign exchange.

Research and development (R&D) expenses, on a non-GAAP basis, were $2.2 billion in the fourth quarter of 2012, an increase from $2.1 billion in the fourth quarter of 2011.  The increase reflects an upfront payment related to a worldwide licensing agreement for AiCuris’ novel portfolio of investigational medicines targeting human cytomegalovirus.

Equity income from affiliates was $231 million for the fourth quarter and $642 million for the full year, which primarily includes partnerships with AZLP and Sanofi Pasteur MSD.

The GAAP effective tax rate of 21.1 percent for the fourth quarter of 2012 reflects the impact of acquisition-related costs and restructuring costs.  The non-GAAP effective tax rate, which excludes these items, was 23.6 percent for the quarter.  Both the GAAP and non-GAAP effective tax rates reflect a favorable ruling on a state tax matter in the fourth quarter.

Additionally, the company has achieved the previously announced $3.5 billion in synergy targets related to the merger with Schering-Plough Corporation.

Recent Key Developments

•                  Merck recently received and is reviewing safety and efficacy data from the pivotal Phase III trial of odanacatib, the company’s investigational medicine for osteoporosis.  As previously indicated, the company has been conducting a blinded extension of the trial in approximately 8,200 women, which will provide additional safety and efficacy data.  Merck now anticipates that it will file applications for approval of odanacatib in 2014 with additional data from the extension trial, rather than filing in the first half of 2013.  The company continues to believe that odanacatib will have the potential to address unmet medical needs in patients with osteoporosis;

•                  The New Drug Application (NDA) for suvorexant, the company’s investigational insomnia medicine, was accepted for review by the FDA, during which the medicine also will be evaluated by the FDA’s Controlled Substance Staff.  If approved by the FDA, suvorexant will become available after a schedule assessment and determination has been completed by the U.S. Drug Enforcement Administration.  Also, the company submitted an NDA for suvorexant to the health authorities in Japan;

•                  The marketing authorization application for vintafolide, an investigational treatment for folate-receptor positive platinum-resistant ovarian cancer in combination with pegylated liposomal doxorubicin, was accepted for review by the European Medicines Agency;

•                  The NDA resubmissions for sugammadex, a neuromuscular blockade reversal agent, and ezetimibe/atorvastatin tablets, an investigational combination medicine for hyperlipidemia, separately were accepted for review by the FDA.  Merck expects the FDA’s review of both candidates to be completed in the first half of 2013; and

•                  In January, the company submitted a Biologics License Application to the FDA for MK-7243, an investigational allergy immunotherapy tablet for grass pollen.

Merck is on track to file five products for regulatory approval in 2013.  The company also recently started several key clinical trials including:  Phase III trials of MK-3102, an investigational once-weekly DPP-4 inhibitor in development for treatment of type 2 diabetes; a Phase III study of MK-3222, an investigational biologic therapy for treatment of psoriasis; a Phase II/III trial of MK-8931, an investigational b-amyloid precursor protein site-cleaving enzyme (BACE) inhibitor, to evaluate safety and efficacy in patients with mild-to-moderate Alzheimer’s disease; and a Phase II study of MK-3475, an investigational therapy for the treatment of patients with advanced melanoma.

Financial Targets

Merck expects full-year 2013 non-GAAP EPS to be between $3.60 and $3.70, and the 2013 GAAP EPS range to be $2.03 to $2.26.  The 2013 non-GAAP range excludes acquisition-related costs and costs related to restructuring programs.

Merck expects full-year 2013 revenues to be near 2012 levels on a constant currency basis.  At current exchange rates, sales would be affected unfavorably by approximately 1 to 2 percent for the full year.

In addition, the company expects full-year 2013 non-GAAP R&D expense to be about the same level as in 2012.  The company expects its full-year 2013 non-GAAP tax rate to be in the range of 21 to 23 percent, including the impact of the recently re-enacted tax law related to the R&D tax credits.

A reconciliation of anticipated 2013 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.

$ in millions, except EPS amounts	Full Year 2013
GAAP EPS	$2.03 to $2.26
Difference[3]	1.57 to 1.44
Non-GAAP EPS that excludes items listed below	$3.60 to $3.70

Acquisition-related costs[4]	$5,125 to $4,800
Restructuring costs	700 to 500
Net decrease (increase) in income before taxes	5,825 to 5,300
Estimated income tax (benefit) expense	(1,020) to (910)
Decrease (increase) in net income	$4,805 to $4,390

Total Employees

As of Dec. 31, 2012, Merck had approximately 83,000 employees worldwide.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s fourth-quarter earnings conference call today at 8:00 a.m. EST by visiting Merck’s website,

www.merck.com/investors/events-and-presentations/home.html.  Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782.  Journalists are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917.  A replay of the call will be available for approximately one week starting at 11:00 a.m. EST today.  To listen to the replay, dial (404) 537-3406 or (855) 859-2056 and enter ID No. 81283478.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2011 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	4Q12	4Q11	% Change	Full Year 2012	Full Year 2011	% Change
Sales	$11,738	$12,294	-5%	$47,267	$48,047	-2%
Costs, Expenses and Other
Materials and production (1)	4,160	4,176	—	16,446	16,871	-3%
Marketing and administrative (1)	3,390	3,704	-8%	12,776	13,733	-7%
Research and development (1)	2,224	2,419	-8%	8,168	8,467	-4%
Restructuring costs (2)	191	533	-64%	664	1,306	-49%
Equity income from affiliates (3)	(231)	(257)	-10%	(642)	(610)	5%
Other (income) expense, net (1)(4)	176	139	27%	623	946	-34%
Income Before Taxes	1,828	1,580	16%	9,232	7,334	26%
Income Tax Provision	385	37		2,440	942
Net Income	1,443	1,543	-6%	6,792	6,392	6%
Less: Net Income Attributable to Noncontrolling Interests	42	31		131	120
Net Income Attributable to Merck & Co., Inc.	$1,401	$1,512	-7%	$6,661	$6,272	6%
Earnings per Common Share Assuming Dilution (5)	$0.46	$0.49	-6%	$2.16	$2.02	7%
Average Shares Outstanding Assuming Dilution	3,074	3,069		3,076	3,094
Tax Rate (6)	21.1%	2.3%		26.4%	12.8%

(1) Amounts include the impact of acquisition-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the full year of 2011 includes a charge of $500 million related to the resolution of the arbitration proceeding with Johnson & Johnson, a $136 million gain on the divestiture of the company’s interest in the Johnson & JohnsonºMerck Consumer Pharmaceuticals Company joint venture and a $127 million gain on the sale of certain manufacturing facilities and related assets.

(5) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $1,401 million and $1,510 million for the fourth quarter of 2012 and 2011, respectively, and was $6,658 million and $6,257 million for the full year of 2012 and 2011, respectively.

(6) The GAAP effective tax rates for the fourth quarter and full year of 2012 were 21.1% and 26.4%, respectively.  Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 23.6% and 23.8% for the fourth quarter and full year of 2012, respectively.  Both the GAAP and non-GAAP effective tax rates for the fourth quarter and full year of 2012 reflect a favorable ruling on a state tax matter.  In addition,  both the GAAP and non-GAAP effective tax rates for the full year of 2012 reflect the favorable impacts of a settlement with a foreign tax authority and the realization of foreign tax credits.  The GAAP effective tax rates for the fourth quarter and full year of 2011 were 2.3% and 12.8%, respectively.  Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 19.9% and 23.4% for the fourth quarter and full year of 2011, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FOURTH QUARTER 2012

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP
Sales	$11,738			$—		$11,738
Costs, Expenses and Other
Materials and production	4,160	1,185	40	1,225		2,935
Marketing and administrative	3,390	89	20	109		3,281
Research and development	2,224	24	3	27		2,197
Restructuring costs	191		191	191		—
Equity income from affiliates	(231)			—		(231)
Other (income) expense, net	176			—		176
Income Before Taxes	1,828	(1,298)	(254)	(1,552)		3,380
Taxes on Income	385			(413	)(3)	798
Net Income	1,443			(1,139)		2,582
Less: Net Income Attributable to Noncontrolling Interests	42			—		42
Net Income Attributable to Merck & Co., Inc.	$1,401			$(1,139)		$2,540
Earnings per Common Share Assuming Dilution	$0.46					$0.83 (4)
Average Shares Outstanding Assuming Dilution	3,074					3,074
Tax Rate	21.1%					23.6%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items.

(4) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,540 million for the fourth quarter of 2012.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FULL YEAR 2012

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP
Sales	$47,267			$—		$47,267
Costs, Expenses and Other
Materials and production	16,446	4,872	188	5,060		11,386
Marketing and administrative	12,776	272	90	362		12,414
Research and development	8,168	200	57	257		7,911
Restructuring costs	664		664	664		—
Equity income from affiliates	(642)			—		(642)
Other (income) expense, net	623			—		623
Income Before Taxes	9,232	(5,344)	(999)	(6,343)		15,575
Taxes on Income	2,440			(1,261	)(3)	3,701
Net Income	6,792			(5,082)		11,874
Less: Net Income Attributable to Noncontrolling Interests	131			—		131
Net Income Attributable to Merck & Co., Inc.	$6,661			$(5,082)		$11,743
Earnings per Common Share Assuming Dilution	$2.16					$3.82 (4)
Average Shares Outstanding Assuming Dilution	3,076					3,076
Tax Rate	26.4%					23.8%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items.

(4) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $11,738 million for the full year of 2012.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2012					2011					% Change	% Change
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year	4Q	Full Year
TOTAL SALES (1)	$11,731	$12,311	$11,488	$11,738	$47,267	$11,580	$12,151	$12,022	$12,294	$48,047	-5	-2
PHARMACEUTICAL	10,082	10,560	9,875	10,085	40,601	9,820	10,360	10,354	10,755	41,289	-6	-2

Primary Care and Women’s Health
Cardiovascular
Zetia	614	632	645	676	2,567	582	592	614	640	2,428	6	6
Vytorin	444	445	423	435	1,747	480	459	469	475	1,882	-8	-7

Diabetes & Obesity
Januvia	919	1,058	975	1,134	4,086	739	779	846	960	3,324	18	23
Janumet	392	411	405	452	1,659	305	321	350	386	1,363	17	22

Respiratory
Singulair	1,340	1,431	602	480	3,853	1,328	1,354	1,336	1,461	5,479	-67	-30
Nasonex	375	293	292	308	1,268	373	323	266	325	1,286	-5	-1
Clarinex	134	140	64	56	393	155	209	128	129	621	-57	-37
Dulera	39	50	52	67	207	13	25	22	37	96	83	*
Asmanex	48	51	42	44	185	60	47	42	57	206	-23	-10

Women’s Health & Endocrine
Fosamax	184	186	152	154	676	208	221	215	211	855	-27	-21
NuvaRing	146	157	156	164	623	142	154	159	168	623	-2	—
Follistim AQ	116	125	111	116	468	133	143	129	126	530	-8	-12
Implanon	76	85	93	94	348	60	81	80	74	294	27	18
Cerazette	67	72	64	68	271	59	66	74	69	268	-1	1

Other
Maxalt	156	154	166	162	638	173	131	156	178	639	-9	—
Arcoxia	112	117	109	115	453	114	100	108	110	431	5	5
Avelox	73	44	30	55	201	106	61	59	95	322	-42	-37

Hospital and Specialty
Immunology
Remicade	519	518	490	549	2,076	753	842	561	511	2,667	8	-22
Simponi	74	76	86	95	331	54	75	74	61	264	56	25

Infectious Disease
Isentress	337	398	399	381	1,515	292	337	343	387	1,359	-2	11
PegIntron	162	183	165	143	653	166	154	163	175	657	-18	-1
Cancidas	145	166	163	145	619	158	168	150	164	640	-11	-3
Victrelis	111	126	149	115	502	1	21	31	87	140	32	*
Invanz	101	110	118	116	445	87	103	107	110	406	6	10
Primaxin	88	104	109	83	384	136	136	124	119	515	-30	-25
Noxafil	59	66	66	68	258	55	56	61	59	230	15	13

Oncology
Temodar	237	225	227	229	917	248	234	223	230	935	-1	-2
Emend	102	145	111	131	489	87	120	98	114	419	16	17

Other
Cosopt / Trusopt	124	105	102	113	444	114	122	124	117	477	-3	-7
Bridion	58	60	68	75	261	41	47	52	60	201	26	30
Integrilin	53	60	48	51	211	64	56	53	57	230	-11	-8

Diversified Brands
Cozaar / Hyzaar	336	337	295	315	1,284	426	406	404	427	1,663	-26	-23
Propecia	108	100	104	112	424	106	112	112	117	447	-4	-5
Zocor	103	96	86	98	383	127	107	110	111	456	-12	-16
Claritin Rx	87	48	47	63	244	120	65	55	74	314	-15	-22
Remeron	57	66	52	57	232	60	57	65	59	241	-4	-4
Proscar	51	55	55	56	217	60	53	58	52	223	7	-3
Vasotec / Vaseretic	53	49	42	48	192	57	59	57	58	231	-17	-17

Vaccines
Gardasil	284	324	581	442	1,631	214	277	445	274	1,209	61	35
ProQuad, M-M-R II and Varivax	255	316	396	306	1,273	244	291	391	276	1,202	11	6
Zostavax	76	148	202	225	651	24	122	108	78	332	*	96
RotaTeq	142	142	150	168	601	125	148	184	195	651	-14	-8
Pneumovax	112	101	160	208	580	79	64	133	222	498	-7	17

Other Pharmaceutical (2)	1,013	985	1,023	1,113	4,141	892	1,064	1,015	1,064	4,035	5	3

ANIMAL HEALTH	821	865	815	898	3,399	758	802	826	868	3,253	3	4

CONSUMER CARE	554	552	451	395	1,952	517	541	421	361	1,840	9	6
Claritin OTC	169	145	118	100	532	167	134	118	92	511	9	4

Other Revenues (3)	274	333	347	360	1,315	486	448	421	310	1,666	16	-21
Astra	186	223	255	251	915	322	306	299	256	1,184	-2	-23

* 100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above.  Other Vaccines sales included in Other Pharmaceutical were $60 million, $75 million, $116 million, and $69 million for the first, second, third, and fourth quarters of 2012, respectively.  Other Vaccines sales included in Other Pharmaceutical were $54 million, $67 million, $100 million and $62 million for the first, second, third and fourth quarters of 2011, respectively.

(3) Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.